UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2015

Emerge Energy Services LP

(Exact name of registrant as specified in its charter)

Delaware	001-35912	90-0832937
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or	File Number)	Identification No.)
organization)

180 State Street, Suite 225

Southlake, Texas 76092

(Address of principal executive office) (Zip Code)

(817) 865-5830
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 22, 2015, Emerge Energy Services LP (the “Partnership”) notified The New York Stock Exchange (the “NYSE”) that Peter Jones, a member of the Audit Committee of the Board of Directors (the “Board”) of Emerge Energy Services GP LLC, the general partner of the Partnership (the “General Partner”),  had ceased to be independent within the meaning of Section 303A.06 of the NYSE Listed Company Manual and SEC Rule 10A-3 incorporated into that listing standard, as a result of Mr. Jones’s employment as an executive officer of a company affiliated with the Partnership.

Effective March 20, 2015, Mr. Jones resigned from the Audit Committee, and, as a result, the Partnership was not in compliance with the requirement of Section 303A.07(a) of the NYSE Listed Company Manual that audit committees be comprised of at least three independent directors. Mr. Jones continues as a director of our General Partner and meets the NYSE independence standards applicable to a director who is not an audit committee member.  On March 23, 2015, the Partnership received an official notice from the NYSE with respect to this deficiency.

Effective March 25, 2015, Mr. Mark Gottfredson was appointed as an independent director of the General Partner and the Board appointed Mr. Gottfredson as a member of the Audit Committee of the Board.  SEC Rule 10A-3 imposes additional independence requirements for members of audit committees, and Mr. Gottfredson meets these additional independence requirements, in addition to the independence requirements generally applicable to independent directors.

The Partnership reported to the NYSE on March 25, 2015, that the Partnership is as of that date in compliance with the audit committee and other corporate governance requirements of the NYSE listing standards.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Partnership announced that effective March 25, 2015, Mr. Gottfredson has been appointed to the Board as an independent director. Mr. Gottfredson was also appointed as a member of the Audit Committee of the Board.

Mark Gottfredson is a director of Bain & Company’s office in Dallas, Texas, which he founded in 1990. Throughout his career, he has advised chief executives and top-level managers in a wide range of industries. He has served in a number of leadership positions at Bain & Company including as a member of the board of directors and as the Global Head of Bain’s Performance Improvement Practice.  In 2005, Mr. Gottfredson was named to Consulting Magazines list of Top 25 Consultants globally. He has been published extensively in publications such as the Harvard Business Review, European Strategy and the World Business Review. His book for general managers, called “The Breakthrough Imperative” and published by Harper Collins, debuted in spring 2008.

Mr. Gottfredson serves on a number of for profit and non-profit boards, including Vista Outdoor Inc., TBM Consulting Group, the Circle 10 Council with the Boy Scouts of America, the Longhorn Council for the Boy Scouts of America, the BYU Marriot School National Advisory Council and Bain and Company. Mr. Gottfredson obtained his M.B.A. from Harvard Business School in 1981, where he graduated with high distinction and was named a Baker Scholar. He received a Bachelor of Arts degree from Brigham Young University in Japanese, where he graduated magna cum laude.  Mr. Gottfredson was selected to serve on the Board of the General Partner due to his advisory experience and financial and business expertise.

There is no arrangement or understanding between Mr. Gottfredson and any other persons pursuant to which he was appointed as a director, and there are no relationships between Mr. Gottfredson and the Partnership or the General Partner that would require disclosure pursuant to Item 404(a) of Regulation S-K. In connection with his appointment to the Board, it is expected that Mr. Mr. Gottfredson will receive a grant of restricted units covering a number of units having a value equal to $12,500 for his partial year of service on the Board, under the Partnership’s Director Compensation Plan, which will fully vest on May 14, 2015. Mr. Gottfredson will receive an annual retainer of $52,500 for his services on the Board, and beginning on May 14, 2015 and annually thereafter, will be eligible to receive an annual grant of phantom units with a value of $75,000 to the extent he continues to serve on the Board. The annual grant will be made pursuant to the terms of the Director Compensation Plan and will fully vest on the first anniversary of the date of grant. Mr. Gottfredson will also enter into an indemnification agreement with the General Partner, the form of which has been previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emerge Energy Services LP

	By:	Emerge Energy Services GP LLC,
its general partner

Dated: March 26, 2015	By:	/s/ Rick Shearer
		Name:	Rick Shearer
		Title:	Chief Executive Officer